UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2007

Google Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-50726	77-0493581
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1600 Amphitheatre Parkway Mountain View, CA	94043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 253-0000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

In May 2007, Google Inc. invested approximately $3.9 million in the Series A preferred stock financing of 23andMe, Inc., an early stage biotech company focused on helping consumers understand and browse their genome. Google now holds a minority interest in 23andMe as a result of this investment. 23andMe’s Series A financing involved a number of additional investors including New Enterprise Associates, Mohr Davidow Ventures and Genentech, Inc. Anne Wojcicki, who is a co-founder of 23andMe and who is also a shareholder and member of the board of directors, is married to Sergey Brin, Google’s President, Technology and one of its founders. Sergey also holds approximately 35% of Google’s Class B common stock. Prior to Google’s investment in 23andMe, Sergey provided approximately $2.6 million in interim debt financing to 23andMe, which was repaid as part of this financing transaction. Genentech’s Chief Executive Officer, Arthur Levinson, is also a member of the board of directors of Google. Google’s Audit Committee reviewed and approved this transaction as part of Google’s procedures for entering into transactions with related parties. As part of its decision-making process, the Audit Committee was advised by independent counsel and received and considered a report from an independent advisor as to the valuation of 23andMe.

This information shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth in the specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOGLE INC.

Date: May 22, 2007	By:	/s/ Eric Schmidt
	Name:	Eric Schmidt
	Title:	Chief Executive Officer